Exhibit 10.16

                                 Brimberg & Co.

                                   MEMBER NASD

                        45 Rockefeller Plaza, Suite 2570
                            New York, New York 10111
                                Tel: 212-333-5400

February 17, 2005

Mr. William E. Lockwood
President Ovation Products Corporation
395 East Dunstable Road
Nashua, NH 03062

Dear Mr. Lockwood,

This letter agreement (the "Agreement") confirms the understanding and agreement between Brimberg & Co. ("Brimberg") and Ovation Products Corporation ("Ovation") as follows:

      1. Ovation hereby engages Brimberg to serve as Ovation's non-exclusive financial advisor in connection with its efforts to raise capital in a private or public offering or to generate funds through strategic ventures or other transactions with other companies.

      2. If during the term of this agreement Ovation raises capital in a private or public offering of its equity securities or engages in another financial transaction with a party or parties who were first introduced to Ovation by Brimberg, whether in a single transaction or a series of transactions, Ovation will pay to Brimberg the following advisory fees:

            (a) Cash equal to five percent (5%) of the gross proceeds to Ovation from equity securities purchased directly or indirectly by the investor or investors first introduced to Ovation by Brimberg.

            (b) Warrants to purchase shares of the common stock of Ovation issued in any placement of equity securities. The number of warrants to be issued shall equal five percent (5%) of the number of shares of Ovation capital stock purchased by investors first introduced by Brimberg in any equity financing. The exercise price of such warrants shall equal the per share purchase price paid the investors for such capital stock. If more than one closing occurs, the exercise price of such warrants shall equal the weighted average per share conversion price of all such capital stock.

                  If Ovation issues any warrants to investors first introduced by Brimberg in connection with a placement of equity

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                  securities, the warrants issued to Brimberg shall contain the same terms as the warrants issued to those investors. If no warrants issued to investors introduced by Brimberg, then the warrants issued to Brimberg shall provide for "full ratchet" antidilution protection and shall expire ten (10) years from the final closing date. Furthermore, the warrants shall be exercisable by payment in full in cash or by so-called "cashless exercise" provisions enabling Brimberg to pay the exercise price by reducing the number of shares to be issued upon exercise of the warrants.

      In addition, Ovation will reimburse Brimberg for all reasonable out-of-pocket expenses incurred by Brimberg in connection with this engagement, whether or no Ovation successfully completes a financing, including the reasonable fees and disbursements of its legal counsel if necessary. Brimberg will not incur any out of pocket expenses in excess of $1,000 for any single expense item, or $2,500 in the aggregate, without the prior approval of Ovation. The reasonable fees and disbursements of Brimberg's legal counsel will not exceed $10,000.

      Brimberg may utilize the services of one or more qualified firms or individuals to assist it in the performance of its obligations under this agreement, but Brimberg shall be solely responsible for all compensation payable to such firms or individuals for their services.

3. In the event that either party should institute proceeds to enforce any provision of this Agreement, the prevailing party shall be entitled to recover all reasonable expenses relating to the enforcement of this Agreement, including reasonable attorneys' fees and costs and reasonable costs of investigation, in addition to any other remedies. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or enforceable, the remainder of the terms, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or in any way invalidated by such court action.

4. No waiver of any breach of any term hereof shall be effective unless made in a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall be construed as a waiver of any subsequent breach of that term or of any other term of the same or different nature.

5. No failure or delay by Brimberg in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

6. Ovation hereby agrees to submit to the jurisdiction of any court of the Commonwealth of Massachusetts or any federal court sitting in the Commonwealth of Massachusetts for the purpose of any suit, action or other proceeding arising out of this Agreement, or of the transactions contemplated hereby, which is


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brought by or against Brimberg. Ovation agrees that this Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts without regard to the rules of the conflict of laws of such state.

7. Ovation agrees to indemnify Brimberg as set forth in Brimberg's standard indemnity provisions attached hereto as Addendum A.

8. Brimberg's engagement hereunder will be terminated upon the earlier of (a) the closing of a financing by Ovation in which investors invest a maximum of $2.0 million (unless Ovation and Brimberg elect not to terminate this Agreement), or (b) December 31, 2005 upon written notice by either party to the other.

9. If, during the twelve (12) month period following the termination or expiration of this Agreement, Ovation or any of its affiliates raises capital in a private or public offering of its debt or equity securities from any party or parties first introduced to Ovation by Brimberg, Ovation will pay Brimberg the compensation that would otherwise be payable to Brimberg under Paragraph 2 of this Agreement with respect to such transaction. From time to time, Brimberg will provide Ovation with a list of all parties introduced to Ovation by Brimberg.

10. This Agreement may be signed in one or more counterparts, each of which shall be an original and all of which shall be taken as one original. This Agreement may be signed by telecopy and such signature shall be deemed an original.

11. Brimberg acknowledges that the Company shall have the absolute right in its sole discretion to determine whether to proceed with any financing or to accept any individual investor.


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If Ovation is in agreement with the foregoing, please indicate such agreement by signing and returning one copy of this Agreement to Brimberg, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.

                                         Very truly yours,

                                         BRIMBERG & CO.



                                         By:  /s/ Francis A. Mlynarczyk, Jr.
                                              ---------------------------------
                                              Name:  Francis A. Mlynarczyk, Jr.
                                              Title: Chief Operating Officer



Confirmed and Agreed to:

OVATION PRODUCTS CORPORATION


By: /s/ William E. Lockwood
    --------------------------
    Name:  William E. Lockwood
    Title: President


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                                   Addendum A

      This Addendum A is attached to and incorporated by reference into the foregoing letter agreement (the "Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

      Ovation agrees to indemnify and hold harmless Brimberg & Co. and its affiliates, the respective directors, officers, employees and agents of Brimberg & Co. and its affiliates, and each other person, if any, controlling Brimberg & Co. or any of its affiliates within the meaning of the federal securities laws (Brimberg & Co. and each other person or entity are hereinafter referred to as an "Indemnified Person") from and against any and all losses, claims, damages, expenses (including reasonable fees and disbursements of counsel) and liabilities (or actions or proceedings in respect thereof) (collectively "Losses") caused by, relating to, based upon or arising out of (i) Brimberg & Co.'s engagement under the Agreement, any transaction contemplated by such engagement or any Indemnified Person's role in connection therewith (all of the foregoing are collectively hereafter referred to as the "Engagement") or (ii) any untrue statement or alleged untrue statement of a material fact contained in any offering materials, including but not limited to private placement memoranda used to offer securities of Ovation in a transaction subject to Brimberg & Co.'s engagement under the Agreement, no such materials may be amended or supplemented (and including but not limited to any documents deemed to be incorporated therein by reference), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that with respect to clause (i) above, such indemnification obligation shall not apply to any such Loss to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Person seeking indemnification. Ovation agrees to reimburse such Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing, defending, paying, settling or compromising any claim, action, suit, proceeding or Loss, whether or not in connection with an action in which any Indemnified Person is a named party. Ovation also agrees that an Indemnified Person shall not have any liability (whether direct or indirect, in contract or otherwise) the Company or its affiliates, directors, officers, employees, agents or shareholders, directly or indirectly for or in connection with the Engagement, except for any Losses that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Person's gross negligence or willful misconduct. In no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature.

      If any claim is asserted or action, suit, proceeding, or investigation is commenced, as to which such Indemnified Person proposed to demand such indemnification, such Indemnified Person shall notify Ovation with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify Ovation shall not relieve Ovation from its obligations hereunder, except as and to the extent the failure of such timely notice materially prejudices Ovation. If Ovation so elects or at the request of an Indemnified Person,


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Ovation will assume the defense of such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of all fees and expenses of such counsel. In the event, however, that such Indemnified Person reasonably determines in its judgment that representation by common counsel would be inappropriate due to actual or potential differing interests or if Ovation fails to assume the defense of the action, suit, proceeding or Investigation in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action, suit, proceeding or investigation and Ovation will pay the fees and disbursements of such counsel; provided, however, that Ovation will not be required to pay the reasonable fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which Ovation assumes an Indemnified Person will have the right to participate in such litigation and to retain its own counsel at such Indemnified Person's own expense. An indemnifying party shall not be liable for any settlement of any action or proceeding effected without its written consent, but if settled with such consent such indemnifying party agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement. Ovation shall not settle any claim, action, suit or proceeding related to the Engagement or the Agreement unless the settlement also includes an unconditional release of all Indemnified Persons from all liabilities arising out of such claim, action, suit or proceeding.

      If the indemnification sought by an Indemnified Person hereunder is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) be unenforceable, even though the express provisions hereof provide for indemnification in such case, then Ovation shall contribute the Losses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits received by Ovation on the one hand, and Brimberg & Co., on the other hand, in connection with the Engagement reflected in this Agreement, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but the relative fault of Ovation on the one hand, and Brimberg & Co., on the other hand, in connection with the statements, acts or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The respective relative benefits received by Ovation on the one hand, and Brimberg & Co., on the other hand, in connection with any transaction shall be deemed to be in the same proportion as the aggregate fee paid or payable to Brimberg & Co. in connection with the transaction bears to the total value of the transaction. Thus relative fault of Ovation on the one hand, and Brimberg & Co., on the other hand, shall be determined by reference to, among other things, whether the statements, actions or omissions to act were by Ovation or by Brimberg & Co., and the parties' relative intent, knowledge, access to Information and opportunity to correct or prevent such action or omission to act. Notwithstanding the foregoing, in no event shall the aggregate contribution of all Indemnified Persons for all Losses in connection with any transaction exceed the amount of fees actually received by Brimberg & Co. pursuant to the Agreement.

      If multiple claims are brought against an Indemnified Person in arbitration, with respect to at lease one of which indemnification is permitted under applicable law and provided or under the Agreement, Ovation agrees that any arbitration award shall be conclusively deemed to be based on claims as to


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which indemnification is permitted and provided for, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

      The obligations of Ovation referred to above shall be in addition to any liability which Ovation may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of any Indemnified Person and Ovation. Neither termination of the Agreement nor completion of the Engagement shall affect these indemnification provisions, which shall then continue in full force and effect.





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